PHILLIP GOLDSTEIN
                           60 HERITAGE DRIVE
                      PLEASANTVILLE, NEW YORK  10570



_____________, 1998

VIA EDGAR
---------

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Attention:  1934 Act Filings
            ----------------

            Re:   Clemente Global Growth Fund, Inc.
                  Preliminary Proxy Statement Materials
                  -------------------------------------

Ladies and Gentlemen:

            Transmitted for filing pursuant to Rule 14a-6(a) under the Securities Exchange Act of 1934, as amended (the "1934 Act"), is a preliminary proxy statement and related materials that I am planning to use in connection with my solicitation of proxies from shareholders of Clemente Global Growth Fund, Inc. (the "Fund") to be voted at the 1998 Annual Meeting of Shareholders of the Fund. This solicitation is being made in opposition to the Fund's solicitation of proxies. Thus, the solicitation is subject to Rule 14a-11 under the 1934 Act.

            My proxy materials are soliciting proxies to be voted: (1) in favor of the election of two persons I intend to nominate to serve as directors of the Fund; (2) for the approval of two stockholder proposals, opposed by the Board of Directors of the Fund, which proposals will be included in the Fund's proxy statement and involve resolutions the adoption of which would terminate the Fund's investment advisory agreement with Clemente Capital, Inc. and recommend that the Board take steps to open-end the Fund; and (3) two additional stockholder proposals I plan to introduce at the meeting which call for the resignation of directors not standing for election at the meeting and recommend the reimbursement of my solicitation expenses.

            Please call me at (914) 747-5262 if you have any questions or comments.

                                         Very truly yours,

                                         /s/Phillip Goldstein

                                         Phillip Goldstein